Exhibit 23.5

GLJ	Petroleum Consultants

Principal Officers:
Harry Jung, P. Eng.

President, C.E.O.

Dana B. Laustsen, P. Eng.

Executive V.P., C.O.O.

Keith M. Braaten, P. Eng.

Executive V.P.

Officers / Vice Presidents:
Terry L. Aarsby, P. Eng.
Jodi L. Anhorn, P. Eng.
Neil I. Dell, P. Eng.
David G. Harris, P. Geol.
Myron J. Hladyshevsky, P. Eng.
Bryan M. Joa, P. Eng.
John H. Stilling, P. Eng.
Douglas R. Sutton, P. Eng.
James H. Willmon, P. Eng.

LETTER OF CONSENT

Re:                             Prospectus Supplement dated August 10, 2006 filed as Amendment No. 1 to the Registration Statement on Form F-9 dated June 3, 2005 (together, the “Registration Statement”) of Canadian Natural Resources Limited

We are a firm of independent petroleum consultants of Calgary, Alberta having prepared an evaluation report entitled “Horizon Oil Sands Project, Surface Mineable Reserves Booking, Effective December 31, 2005” (the “Report”). The Report was dated February 14, 2006.

We refer to the Registration Statement relating to the offering of Debt Securities by Canadian Natural Resources Limited and hereby consent to the reference to our firm under the heading “Experts” and to the use of our Report which is incorporated by reference in the Registration Statement.

We have read the 2005 Annual Information Form incorporated by reference in the Registration Statement and the Registration Statement and have no reason to believe that there are any misrepresentations in the information contained therein and derived from the Report, or that is within our knowledge as a result of the services performed by us in connection with the Report.

Yours truly,

GLJ PETROLEUM CONSULTANTS LTD.

“ORIGINALLY SIGNED BY”

James H. Willmon, P. Eng
Vice-President

Dated August 10, 2006
Calgary, Alberta
CANADA

4100, 400 - 3rd Avenue S.W., Calgary, Alberta, Canada T2P 4H2 • (403) 266-9500 • Fax (403) 262-1855 • GLJPC.com